70-09151

                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                          AMENDMENT NO. 3
                            TO FORM U-1

              APPLICATION/DECLARATION WITH RESPECT TO
                  PROPOSED AMENDMENT OF A CREDIT
                FACILITY FOR NUCLEAR FUEL FINANCING
                               Under
          THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

              THE CONNECTICUT LIGHT AND POWER COMPANY
                         107 Selden Street
                     Berlin, Connecticut 06037

              WESTERN MASSACHUSETTS ELECTRIC COMPANY
                         107 Selden Street
                     Berlin, Connecticut 06037
      (Name of companies filing this statement and address of
                    principal executive offices)

                        NORTHEAST UTILITIES
             (Name of top registered holding company)

                        Robert P. Wax, Esq.
            Vice President, Secretary and General Counsel
                Northeast Utilities Service Company
                           P.O. Box 270
                 Hartford, Connecticut 06141-0270
              (Name and address of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

David R. McHale                         Jeffrey C. Miller, Esq.
Assistant Treasurer                     Northeast Utilities Service Company
Northeast Utilities Service Company     P.O. Box 270
P.O. Box 270                            Hartford, Connecticut 06141-0270
Hartford, Connecticut 06141-0270

                       Paula Lacey Herman, Esq.
                        Day, Berry & Howard
                           CityPlace I
                  Hartford, Connecticut 06103-3499

The Application/Declaration in File No. 70-09151 is hereby amended as follows:

1. The following exhibits are added to "ITEM 6. EXHIBITS AND FINANCIAL STATEMENTS" and are filed herewith:


          D.3. Order of Connecticut Department of Public Utility Control approving amendments proposed herein pursuant to Section 16-43 of the Connecticut General Statutes.


          D.4. Order of Massachusetts Department of Telecommunications and Energy approving amendments proposed herein pursuant to Section 17A of Chapter 164 of the Massachusetts General Laws.

                                   SIGNATURE



Pursuant to the requirements of the Public Utility Holding Company Act of

1935, each of the undersigned companies has duly caused this Amendment to be signed on its behalf by the undersigned officer or attorney thereunto duly authorized.



Date: March 5, 1998

                    NORTHEAST UTILITIES
                    THE CONNECTICUT LIGHT AND POWER COMPANY
                    WESTERN MASSACHUSETTS ELECTRIC COMPANY

                    By:   /s/ Paula Lacey Herman
                          Paula Lacey Herman
                          Their Attorney